ROGERS CABLE INC.

as Borrower

- and -

THE TORONTO-DOMINION BANK

as Administration Agent

- and –

THE LENDERS NAMED HEREIN, referred to herein

as Lenders

THE TORONTO-DOMINION BANK, THE BANK OF NOVA SCOTIA and ROYAL BANK OF CANADA

Co-Lead Arrangers

THIRD AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated July 14, 2006

THIS THIRD AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT is dated July 14, 2006

AMONG:

ROGERS CABLE INC.
as Borrower

OF THE FIRST PART

\- and -

THE TORONTO-DOMINION BANK
as Administration Agent

OF THE SECOND PART

-and -

THE LENDERS NAMED HEREIN
as Lenders

WHEREAS the Borrower, the Administration Agent and the Lenders named therein entered into a second amended and restated credit agreement dated as of January 31, 2002, as amended by a first amendment dated for reference September 10, 2003 and by a second amendment dated June 22, 2005 (as so amended, the "Credit Agreement");

AND WHEREAS the parties to the Credit Agreement have agreed to make further amendments to the Credit Agreement as described herein;

AND WHEREAS the necessary consents of the Lenders has been provided, and as a result the Administration Agent may execute this agreement on behalf of the Lenders;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Defined Terms.

Unless otherwise defined herein, any term defined in the Credit Agreement and used herein shall have the meaning set forth in the Credit Agreement.

1.2 Interpretation.

The provisions of sections 1.02, 1.03, 1.04, 1.05 and 1.11 of the Credit Agreement shall apply to this agreement as if fully set forth herein, *mutatis mutandis*.

1.3 Continuing Effect of Credit Agreement.

Except to the extent expressly amended hereby, all remaining terms of the Credit Agreement shall remain in full force and effect, unamended.

ARTICLE 2
AMENDMENTS TO CREDIT AGREEMENT

2.1 Release of Security.

Section 3.06 shall be replaced in its entirety by the following:

"Section 3.06 Release of Security

(a) In the event that (i) on a pro forma basis giving effect to the release of the Security and of the security for any other Debt or other indebtedness of the Borrower with similar release provisions, (A) no Debt or other indebtedness of the Borrower would be outstanding and (B) there would be no availability to the Borrower under any bank credit facilities, operating credit facilities or swap agreements, in the case of each of (A) and (B) that is or are secured by a Lien of the Pledge or any other Security or any other Lien on the Collateral Trust Deed Collateral, (ii) the ratings assigned to all of the outstanding Securities by at least two of the three Rating Agencies are Investment Grade Ratings, (iii) no Default or Event of Default has occurred and is continuing hereunder, and (iv) RCCI or if a successor entity thereto exists, such successor entity, shall either, at the Borrower's option (A) assume as co-obligor, by amendment hereto, all of the obligations of the Borrower under this Agreement, or (B) guarantee the obligations of the Borrower under this Agreement on a senior unsecured basis, then, without the consent of the Administration Agent or the Lenders, the Borrower may permanently terminate any Lien of the Pledge or any other Security and any other Lien on the Collateral Trust Deed Collateral. On the Release Date, the provisions of this Article 3 shall terminate and have no further force or effect and, for greater certainty, the parties hereto acknowledge and agree that the Inter-Creditor Agreement shall terminate and have no further force and effect.

(b) The Borrower shall notify the Rating Agencies and the Administration Agent of its intention to exercise its option to release the collateral at least 45 days prior to the proposed date of such release (the "**Release Date**"). In order to effect the release of the Security, on the proposed Release Date the Borrower shall deliver to the Administration Agent an Officers' Certificate stating that (A) each of the conditions specified in Section 3.06(a) has been satisfied and (B) the Borrower has not been notified by the Rating Agencies that the ratings assigned to any of the outstanding Securities will be downgraded as a result of the release of the security such that the ratings assigned to any of the outstanding Securities by at least two of the three Rating Agencies will be below Investment Grade Ratings. Such Officers' Certificate shall be dated on, or not more than one day prior to, the Release Date.

(c) As soon as practicable after the occurrence of the Release Date, the Administration Agent will, upon Company Order and at the Borrower's expense, (i) return to the Borrower all collateral in the Administration Agent's possession as shall not have been sold or otherwise applied pursuant to the terms of the Lien of the Pledge and any other Security and any other Lien on the Collateral Trust Deed Collateral and (ii) promptly execute and deliver further instruments and documents, and take all further actions, that may be necessary or desirable, or that the Borrower may reasonably request, in order to evidence the termination of the Lien of the Pledge and any other Security and any other Lien on Collateral Trust Deed Collateral. As soon as practicable after the Release Date, but in no event later than five days after such Release Date, the Borrower shall cause a notice of the occurrence of such Release Date to be sent to the Canada News Wire Service or similar business news service in Canada.

(d) In addition to the foregoing, at such time as the Borrower has satisfied all of its liabilities and obligations in relation to the Credit Facilities in full and shall have terminated the same, the Administration Agent shall, at the expense and request of the Borrower, enter into such agreements and other instruments as may be necessary to release and discharge the Security."

2.2 Additional Definitions.

The following additional definitions shall be added to Section 1.01 of the Credit Agreement:

"Collateral Trust Deed Collateral" means, collectively, all of the property and assets that are intended from time to time to secure the Collateral Trust Deed Bond or any guarantee thereof pursuant to the Security.

"Company Order" means a written request or order signed in the name of the Borrower by any two of the following officers: its Chairman of the Board of Directors, any Vice-Chairman, its President, any Executive Vice-President, any Senior Vice-President, any Vice President, its Treasurer, its Secretary or its General Counsel, and delivered to the Administration Agent.

"Fitch Ratings" means Fitch Ratings (formerly Fitch IBCA) or any successor to the rating agency business thereof.

"Investment Grade Ratings" means a rating equal to or higher than BBB- (or the equivalent) by S&P, Baa3 (or the equivalent) by Moody's or BBB- (or the equivalent) by Fitch Ratings.

"Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

"Rating Agencies" means S&P, Moody's and Fitch Ratings, and each of such Rating Agencies is referred to individually as a "Rating Agency".

"RCCI" means Rogers Cable Communications, Inc., a corporation organized under the laws of the Province of Ontario, and its successors and assigns.

"Release Date" has the meaning attributed thereto in Section 3.06(b).

"S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., or any successor to the rating agency business thereof.

"Securities" means (i) at the date hereof, the senior (secured) second priority notes or debentures issued by the Borrower pursuant to the following indentures: (a) 7.60% Senior (Secured) Second Priority Notes Due 2007 pursuant to the indenture dated as of February 5, 2002, (b) 7.875% Senior (Secured) Second Priority Notes Due 2012 pursuant to the indenture dated as of April 30, 2002, (c) 8.75% Senior (Secured) Second Priority Debentures Due 2032 pursuant to the indenture dated as of April 30, 2002, (d) 6.25% Senior (Secured) Second Priority Notes Due 2013 pursuant to the indenture dated as of June 19, 2003, (e) 5.50% Senior (Secured) Second Priority Notes Due 2014 pursuant to the indenture dated as of March 11, 2004, (f) 7.25% Senior (Secured) Second Priority Notes Due 2011 pursuant to the indenture dated as of November 30, 2004, (g) 6.75% Senior (Secured) Second Priority Notes Due 2015 pursuant to the indenture dated as of November 30, 2004, in each case as amended, supplemented, restated, extended or renewed from time to time and until repaid or redeemed at maturity or otherwise; and (ii) any other secured notes or debentures issued by the Borrower in replacement or in addition to the foregoing , in each case as amended, supplemented, restated, extended or renewed from time to time and until repaid or redeemed at maturity or otherwise.

2.3 Amendments Effective the Release Date.

Effective on the Release Date the following amendments to the Credit Agreement shall be effective from and after such date:

(i) Clause (a) of the definition of Applicable Margin shall be deleted and replaced with the words "intentionally deleted";

(ii) Clause (b) of the definition of Applicable Margin shall be amended by adding the words "the Tranche A Credit, the Operating Credit and" immediately after the words "as regards" at the beginning thereof;

(iii) Clause (a) of the definition of "Excluded Assets" shall be deleted and replaced with the words "intentionally deleted";

(iv) The definition of "Excluded Securities" shall be amended by (a) adding the words "Inter-Company Deeply Subordinated Debt and Inter-Company Subordinated Debt" immediately after the word "Debt" in the first line thereof, and (b) deleting the word "Debt" in clause (a), (b) and (c) of the such definition and replacing it with the word "indebtedness";

(v) The definition of "Fixed Charges" shall be amended by adding the words "and interest expense in respect of Inter-Company Deeply Subordinated Debt and interest expense in respect of Inter-Company Subordinated Debt" immediately after the parenthetical ending "any Debt)" in the third line thereof;

(vi) The word "Debt" (where used on a standalone basis only) in the definitions of "Inter-Company Deeply Subordinated Debt" and "Inter-Company Subordinated Debt" shall be deleted and replaced with the word "indebtedness";

(vii) The definition of Permitted Lien" shall be deleted and replaced with the words "intentionally deleted";

(viii) The definition of "Restricted Subsidiary" shall be amended by (a) adding the words "(A) prior to the Release Date," after the word "means" at the beginning thereof, and (b) adding the following words at the end of such definition: "(B) on or after the Release Date, any Subsidiary of the Borrower other than an Unrestricted Subsidiary, provided however that,

(a) for the purpose of any financial ratio or financial covenant calculation required by the provisions of this agreement, the accounts of a Subsidiary that becomes a Restricted Subsidiary shall be Consolidated with those of the Borrower and other Restricted Subsidiaries as if such Subsidiary had been a Restricted Subsidiary for the period from the first day of the Quarter in which it became a Restricted Subsidiary or, for purposes of section 7.05(b), on the first day of the most recently completed Quarter; and

(b) a Restricted Subsidiary may be designated as an Unrestricted Subsidiary in the discretion of the Borrower on notice to that effect to the Administration Agent so long as (i) no Default has occurred and is continuing, (ii) no Default would have occurred if such designation had occurred on the first day of the Quarter most recently completed, (iii) any such designation of a Restricted Subsidiary as an Unrestricted Subsidiary is made in accordance with section 7.05(b), and (iv) the Administration Agent shall have received an Officers' Certificate and such other evidence as it may reasonably require confirming the absence of any such Default.

(ix) Clause (a) of the definition of "Senior Debt" shall be amended by adding the words "the Tranche A Credit and" immediately before the words "the Tranche B Credit" in the third and sixth lines thereof.

(x) the definitions of "Capital Lease Obligations", "Debt", "Lien", "Purchase Money Obligations" and "Total Debt" shall be deleted and replaced with the corresponding definitions set out in Schedule "A" hereto, and the other definitions set out in Schedule "A" attached hereto shall be added to Section 1.01 in the appropriate order.

(xi) Section 2.12 shall be amended by (a) deleting the following words under the heading "Voluntary Cancellation": "provided, however, that no permanent cancellation of any portion of the Tranche A Credit shall be permitted unless the Tranche B Credit has been permanently cancelled in its entirety", and (b) adding the following new sentence at the end of such paragraph: "All permanent reductions of the Tranche A Credit and the Tranche B Credit shall be made rateably between such Credit Facilities."

(xii) Sections 5.05 and 5.11 shall be deleted and replaced with the words "intentionally deleted".

(xiii) Section 6.08 shall be amended by deleting the last three sentences thereof.

(xiv) Section 6.09 shall be amended by deleting the following words: "so long as such Tax, assessment, charge, levy or claim does not become a Lien ranking in priority to or equally with the Liens constituted by the Security (other than a Permitted Lien)".

(xv) Section 7.03 shall be amended by deleting such Section in its entirety and replacing it with the following new Section:

"Section 7.03 Limitation on Secured Debt.

On or after the Release Date, the Borrower shall not, and the Borrower shall not permit any of its Restricted Subsidiaries to, create, assume, incur or guarantee any Secured Debt unless and for so long as the Borrower secures the Credit Facilities equally and ratably with (or prior to) such Secured Debt. However, the Borrower may incur Secured Debt without securing the Credit Facilities if, immediately after incurring the Secured Debt, the aggregate amount of all Secured Debt plus the aggregate amount of Attributable Debt then outstanding pursuant to Sale and Leaseback Transactions would not exceed 15% of the Borrower's Consolidated Net Tangible Assets. The aggregate amount of all Secured Debt in the preceding sentence excludes Secured Debt which is secured equally and ratably with the Credit Facilities and Secured Debt that is being repaid concurrently. Any Lien which is granted to secure the Credit Facilities under this Section 7.03 shall be discharged at the same time as the discharge of the Lien securing the Secured Debt that gave rise to the obligation to secure the Credit Facilities under this Section 7.03. Where the Borrower is entitled by virtue of the provisions hereof to create, incur or assume Debt ranking prior to or pari passu with the Tranche A Credit, the Operating Credit or the Tranche B Credit, the Administration Agent is authorized to enter into such security priority agreement as the Lender's Counsel may advise in order to give effect to such ranking."

(xvi) Section 7.04 shall be amended by deleting such Section in its entirety and replacing it with the following new Section:

Limitation on Sale and Leaseback Transactions.

On or after the Release Date, the Borrower shall not permit, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless either (a) immediately thereafter, the sum of (1) the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into by the Borrower or a Restricted Subsidiary on or after the Release Date (or, in the case of a Restricted Subsidiary, the date on which it became a Restricted Subsidiary, if on or after the Release Date) and (2) the aggregate amount of all Secured Debt, excluding Secured Debt which is secured equally and ratably with the Credit Facilities, would not exceed 15% of the Borrower's Consolidated Net Tangible Assets, or (b) an amount equal to the greater of the net proceeds to the Borrower or a Restricted Subsidiary from such sale and the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction is used within 180 days to retire Debt of the Borrower or a Restricted Subsidiary, *provided* that such retirement of Debt complies with all other conditions of this Agreement and *provided further* that Debt which is subordinate to the Credit Facilities or which is owed to the Borrower or a Restricted Subsidiary may not be retired.

(xvii) The following new Section 7.08 shall be added:

"Section 7.08 Limitation on Restricted Subsidiary Debt.

On or after the Release Date, the Borrower will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Debt (other than Debt to

the extent that the Credit Facilities are secured equally and ratably with (or prior to) such Debt), unless (1) the obligations of the Borrower under the Credit Facilities are guaranteed (which guarantee may be on an unsecured basis) by such Restricted Subsidiary such that the claim of the Administrative Agent and the Lenders under such guarantee ranks prior to or pari passu with such Debt or (2) after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, the sum of (without duplication) (x) the aggregate principal amount of Debt (other than Exempted Secured Debt) of all Restricted Subsidiaries, (y) the then outstanding principal amount of Secured Debt of the Borrower (not on a Consolidated basis) and (z) Attributable Debt relating to then outstanding Sale and Leaseback Transactions, would not exceed 15% of Consolidated Net Tangible Assets of the Borrower; provided, however, that this restriction will not apply to, and there will be excluded from, any calculation hereunder, (A) Debt owing by a Restricted Subsidiary to the Borrower or to another Restricted Subsidiary and (B) Debt secured by Liens that constitute Post-Release Permitted Liens, provided, further, that this restriction will not prohibit the incurrence of Debt in connection with any extension, renewal or replacement (including successive extensions, renewals or replacements), in whole or in part, of any Debt of the Restricted Subsidiaries (provided that the principal amount of such Debt immediately prior to such extension, renewal or replacement is not increased)."

ARTICLE 3
COLLATERAL TRUST DEED AMENDMENT

3.1 Amendments to Collateral Trust Deed.

Pursuant to the requirements of Section 9.15(a) of the Credit Agreement, the Administrative Agent and the Lenders consent to the amendment of the Collateral Trust Deed to provide that a non-corporate subsidiary of the Corporation (as defined therein), such as partnership, may also be a "Designated Subsidiary" (as defined in the Collateral Trust Deed), consistent with the language in the Credit Agreement, and to make necessary consequential amendments throughout the Collateral Trust Deed to reflect this change (and hereby authorize the Administrative Agent to execute such documentation as may be necessary to give effect to such consent). For greater certainty, this would include amending the definition of "Subsidiary" in the Collateral Trust Deed to be more consistent with the definition of such term in the Credit Agreement.

ARTICLE 4
CONDITIONS

4.1 Conditions.

The effectiveness of the amendments and transactions herein contemplated are subject to compliance with each of the following conditions precedent, which conditions are inserted for the sole and exclusive benefit of the Lenders and may be waived by the Administration Agent in writing on behalf of and at the written direction of all of the Lenders:

(1) the representations and warranties set out in Article 5 of the Credit Agreement shall be true and correct in all material respects (except where expressed to be given only as of a specified date);

(2) no Default or Event of Default shall have occurred and be continuing;

(3) this agreement shall have been executed and delivered by the Borrower and the Administration Agent (for greater certainty, in all capacities herein contemplated);

(4) the Administration Agent shall have received the following:

(a) an incumbency certificate for the Borrower;

(b) certified copies of all documentation evidencing that necessary action, corporate or otherwise has been taken by the Borrower to authorize the execution, delivery and performance of this agreement;

(c) an Officers' certificate on behalf of the Borrower confirming section 4.1(1) and (2) of this agreement; and

(d) an opinion of Borrower's Counsel satisfactory to the Lenders, acting reasonably.

IN WITNESS WHEREOF the parties have caused this agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:
ROGERS CABLE INC.

Per: ______________________________
Authorized Signatory

Per: ______________________________
Authorized Signatory

ADMINISTRATION AGENT:
THE TORONTO-DOMINION BANK

Per: ______________________________
Authorized Signatory

LENDERS:
BY THE TORONTO-DOMINION BANK, THE ADMINISTRATION AGENT, ON BEHALF OF THE LENDERS UNDER THE CREDIT AGREEMENT

By: ______________________________
Name:
Title:

[Signature page to Third Amendment to Second Amended and Restated Credit Agreement]

IN WITNESS WHEREOF the parties have caused this agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:
ROGERS CABLE INC.

Per: ______________________________
Authorized Signatory

Per: ______________________________
Authorized Signatory

ADMINISTRATION AGENT:
THE TORONTO-DOMINION BANK

Per: ______________________________
Authorized Signatory
Ronald J. Kowpak
Vice President, Loan Syndications - Agency

LENDERS:
BY THE TORONTO-DOMINION BANK, THE ADMINISTRATION AGENT, ON BEHALF OF THE LENDERS UNDER THE CREDIT AGREEMENT

By: ______________________________
Name: Ronald J. Kowpak
Title: Vice President, Loan Syndications - Agency

SCHEDULE "A"

"Attributable Debt" means, as of the date of its determination, the present value (discounted semi-annually at the interest rate implicit in the terms of the lease) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rates (such as those based on sales), provided, however, that in the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, Attributable Debt shall mean the lesser of the present value of (i) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and (ii) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

"Board of Directors" means the board of directors of the Borrower or any duly authorized committee of such board.

"Capital Lease Obligation" means, with respect to any person, an obligation incurred or assumed in the ordinary course of business under or in connection with any capital lease of real or personal property which, in accordance with generally accepted accounting principles, has been recorded as a capitalized lease.

"Capital Stock" means, with respect to any person, any and all shares, interests, participations or equivalents (however designated) of such person's capital stock whether now outstanding or hereafter issued, including, without limitation, all Common Stock and Preferred Stock.

"Common Stock" means, with respect to any person, any and all shares, interests and participations (however designated and whether voting or non-voting) in such person's common equity, whether now outstanding or hereafter issued, and includes, without limitation, all series and classes of such common stock.

"Consolidated Net Tangible Assets" means the Consolidated Tangible Assets of any person, less such person's current liabilities.

"Consolidated Tangible Assets" means the Tangible Assets of any person after eliminating inter-company items, determined on a Consolidated basis in accordance with generally accepted accounting principles including appropriate deductions for any minority interest in Tangible Assets of such person's Restricted Subsidiaries.

"Debt" means, with respect to any person, determined on a Consolidated basis without duplication and (except as provided in clause (i) below) without regard to any interest component thereof (whether actual or imputed) that is not due and payable:

(i) money borrowed (including, without limitation, by way of overdraft) or indebtedness represented by notes payable and drafts accepted representing extensions of credit;

(ii) the face amount of any drafts of a corporation in Canadian Dollars and accepted by a Canadian lender for discount in Canada;

(iii) all obligations (whether or not with respect to the borrowing of money) which are evidenced by bonds, debentures, notes or other similar instruments or not so evidenced but which would be considered to be indebtedness for borrowed money in accordance with generally accepted accounting principles;

(iv) all liabilities upon which interest charges are customarily paid by such person;

(v) shares of Disqualified Stock not held by the Borrower or a wholly-owned Restricted Subsidiary

(vi) Capital Lease Obligations and Purchase Money Obligations, determined in each case in accordance with generally accepted accounting principles; and

(vii) any guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business) in any manner of any part or all of an obligation included in clauses (i) through (vi) above;

provided that "Debt" shall not include (A) trade payables and accrued liabilities which are current liabilities incurred in the ordinary course of business, (B) Inter-Company Deeply Subordinated Debt, and (C) except as otherwise expressly provided herein, Inter-Company Subordinated Debt.

"Disqualified Stock" means any Capital Stock of the Borrower or any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of any of the Securities for cash or securities constituting Debt; *provided* that shares of Preferred Stock of the Borrower or any Restricted Subsidiary that are issued with the benefit of provisions requiring a change of control offer to be made for such shares in the event of a change in control of the Borrower or such Restricted Subsidiary, which provisions have substantially the same effect as the change in control provisions of the Securities, shall not be deemed to be "Disqualified Stock" solely by virtue of such provisions. For purposes of this definition, the term "Debt" includes Inter-Company Subordinated Debt.

"Lien" means any mortgage, charge, pledge, lien, privilege, security interest, hypothecation and transfer, lease of real property or other encumbrance upon or with respect to any property of any kind of the Borrower or any of the Restricted Subsidiaries, real or personal, movable or immovable, now owned or hereafter acquired.

"Post Release Permitted Liens" means:

(i) Liens on Excluded Assets;

(ii) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases or deposits of cash or bonds or other direct obligations of the United States, Canada or any Canadian province to secure surety or appeal bonds or deposits as security for contested taxes or import duties or for the payment of rents;

(iii) Liens imposed by law, such a carriers, warehousemen's, and mechanics' liens or other liens arising out of judgments or awards with respect to which an appeal or other proceeding for review is being prosecuted (and as to which any foreclosure or other enforcement proceeding shall have been effectively stayed);

(iv) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings (and as to which foreclosure or other enforcement proceedings shall have been effectively stayed);

(v) Liens in favour of issuers of surety bonds issued in the ordinary course of business;

(vi) minor survey exceptions, minor encumbrances, easements or reservations of or rights of others for rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of the person incurring them or the ownership of its properties which were not incurred in connection with Debt or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of such person; and

(vii) Liens in favour of Bell Canada under any partial system agreement or related agreement providing for the construction and installation by Bell Canada of cables, attachments, connectors, support structures, closures and other equipment in accordance with the plans and specifications of the Borrower or any Restricted Subsidiary and the lease by Bell Canada of such equipment to the Borrower or any Restricted Subsidiary in accordance with tariffs published by Bell Canada from time to time as approved by regulatory authorities, the absence of which would materially and adversely affect the Borrower and its Restricted Subsidiaries considered as a whole.

"Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such person's preferred or preference stock whether now outstanding or issued after the date of this Indenture, and includes, without limitation, all classes and series of preferred or preference stock.

"Principal Property" means, as of any date of determination, any cable system and equipment related to operating and monitoring any cable system and any equipment related to distributing

and offering any of the products and services offered by the Borrower and its Restricted Subsidiaries and any land, land improvements, building and associated laboratory and office constituting a manufacturing, development, warehouse, service, office or operating facility owned by or leased to the Borrower or a Restricted Subsidiary, located within Canada and having an acquisition cost plus capitalized improvements in excess of 0.25% of Consolidated Net Tangible Assets as of such date of determination, other than any such property (i) which the Board of Directors determines is not of material importance to the Borrower and its Restricted Subsidiaries taken as a whole, (ii) which is not used in the ordinary course of business or (iii) in which the interest of the Borrower and all of its Subsidiaries does not exceed 50%.

"Purchase Money Obligations" means, with respect to any person, obligations, other than Capital Lease Obligations, incurred or assumed in the ordinary course of business in connection with the purchase property to be used in the business of such person.

"Sale and Leaseback Transaction" means any arrangement with any person providing for the leasing by the Borrower or any Restricted Subsidiary of any Principal Property (whether such Principal Property is now owned or hereafter acquired) that has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such person, other than (i) temporary leases for a term, including renewals at the option of the lessee, of not more than three years; (ii) leases between the Borrower and a Restricted Subsidiary or between Restricted Subsidiaries; and (iii) leases of Principal Property executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement (including any improvements on property which will result in such property becoming Principal Property), or the commencement of commercial operation of such Principal Property.

"Secured Debt" means:

(a) Debt of the Borrower or any Restricted Subsidiary secured by any Lien upon any Principal Property or the stock or Debt of a Restricted Subsidiary; or

(b) any conditional sale or other title retention agreement covering any Principal Property or Restricted Subsidiary;

but does not include any Debt secured by any Lien or any conditional sale or other title retention agreement:

(1) incurred or entered into on or after the Release Date to finance the acquisition, improvement or construction of such property and either secured by Purchase Money Obligations or Liens placed on such property within 180 days of acquisition, improvement or construction and securing Debt not to exceed Cdn.$50,000,000 at any time outstanding;

(2) on Principal Property or stock or Debt of Restricted Subsidiaries and existing at the time of acquisition of the property, stock or Debt;

(3) owing to the Borrower or any other Restricted Subsidiary; and

(4) existing at the time a corporation becomes a Restricted Subsidiary;

each of (1) through (4) above being referred to as **"Exempted Secured Debt"**.

"Tangible Assets" means, at any date, the gross book value as shown by the accounting books and records of any person of all its property both real and personal, less (i) the net book value of all its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other like intangibles, (ii) unamortized Debt discount and expenses, (iii) all reserves for depreciation, obsolescence, depletion and amortization of its properties and (iv) all other proper reserves which in accordance with generally accepted accounting principles should be provided in connection with the business conducted by such person.

"Total Debt" means, on a Consolidated basis and without duplication, the sum of:

(a) all Debt and Inter-Company Subordinated Debt, excluding (i) Debt associated with Excluded Assets, (ii) Preferred Shares that are Excluded Securities, and (iii) Debt associated with Back to Back Preferred Shares; less

(b) the sum of all cash and Cash Equivalents to the extent that such cash or Cash Equivalents remain in a segregated account (or investment vehicle) with one or more Lenders in accordance with the terms hereof.